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                                                                   EXHIBIT 99.1

                             DELHAIZE AMERICA, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)

          For the 13 and 12 Weeks ended Sept 29, 2001 and Sept 9, 2000
                             (Dollars in thousands)
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                                                             Pro forma
                                             13 Weeks        13 Weeks         12 Weeks
                                           Sep 29, 2001     Sep 30, 2000     Sep 9, 2000

                                               (A)              (B)             (C)             A%        B%         C%
                                         -----------------------------------------------     -----------------------------
Net sales and other revenues                $3,822,390      $3,645,114       $3,053,999       100.00    100.00     100.00
Cost of goods sold                           2,851,378       2,771,101        2,326,531        74.60     76.02      76.18
Selling and administrative expenses            789,957         750,662          609,895        20.66     20.59      19.97
Asset impairment provision                           -          26,961           26,961         0.00      0.74       0.88
Store closing provision                          1,750          34,237           37,875         0.05      0.94       1.24
Merger expense                                       -          24,127           10,919         0.00      0.66       0.36
                                         -----------------------------------------------     -----------------------------
Operating income                               179,305          38,026           41,818         4.69      1.05       1.37
Interest expense                                87,901          84,831           54,623         2.30      2.33       1.79
                                         -----------------------------------------------     -----------------------------
Income before income taxes                      91,404         (46,805)         (12,805)        2.39     -1.28      -0.42
Provision for income taxes                      45,508          (6,478)          (2,167)        1.19     -0.17      -0.07
                                         -----------------------------------------------     -----------------------------

Net income                                  $   45,896      $  (40,327)      $  (10,638)        1.20     -1.11      -0.35
                                         ===============================================     =============================

EBITDA (FIFO)                               $  317,919      $  247,140       $  208,750         8.32      6.78       6.84
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Note: Pro forma consolidated statements of income for the thirteen and thirty-nine week periods ended Sept 30, 2000 are presented to reflect the impact of the calendar change to a thirteen week calendar quarter and to include the results of operations of Hannaford Bros. Co. which was acquired on July 31,
2000.

EBITDA is defined by our company as earnings before interest, taxes, depreciation, amortization, LIFO income/expense, merger expense, store closing provision and asset impairment provision. We do not represent EBITDA as an alternative measure to net income or cash flow from operations, which is determined in accordance with U.S. GAAP. Investors should note that our calculation of EBITDA might differ from similarly titled measures for other companies.